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EXHIBIT 99
Rule 424(b)(3)
File No. 333-49086


Prospectus

                          ALLEGHENY ENERGY, INC.
               DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                               Common Stock
                             (Par Value $1.25)

     The Dividend Reinvestment and Stock Purchase Plan of Allegheny Energy, Inc. provides holders of record of our Common Stock with a convenient and economical way to purchase additional shares.

Participants in the Plan may at the time of each cash dividend payment on the Common Stock:

- have all or a portion of their dividends automatically invested in additional shares of Common Stock or

- invest any amount they wish between $50 and $10,000 in additional shares of Common Stock or

-     do both.

     Under the Plan, the administrator may purchase shares directly from us or on the open market. When purchased from us, the price per share will be the average of the daily high and low sales prices of the Common Stock, as published in The Wall Street Journal report of New York Stock Exchange Composite Transactions, for the period of 10 trading days immediately prior to the dividend payment date. If we elect not to issue new shares but to cause the purchase of shares on the open market, the shares may be purchased in one or more transactions on the day of the dividend payment and on the next three succeeding trading days. The price per share to you will be the average cost of all shares so purchased, excluding any related broker fees or commissions, which we will pay. Plan participation fees are described on page five.

      A participant may withdraw from the Plan at any time, effective upon receipt of written notice. However, if written notice of withdrawal is received during an investment processing period (5 business days before and 5 business days after a dividend payment date) then the withdrawal will be effective immediately after the investment processing period.

      Stockholders who do not wish to participate in the Plan will continue to receive cash dividends, as declared, by check in the usual manner.

     This Prospectus relates to 5,000,000 shares of Common Stock registered for sale pursuant to the Plan. Our Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges. You should retain this Prospectus for further reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
   ____________________________________________________________________

              The date of this Prospectus is November 1, 2000

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             WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Securities that we have registered.

-    The Annual Report on Form 10-K for the year ended
     December 31, 1999;

-    The Quarterly Report on Form 10-Q for the quarter ended
     June 30, 2000; and

-    The Current Reports on Form 8-K filed March 6, March 7,
     April 27, May 24, June 5, July 27, August 17, and
     September 1, 2000.

     You may request a copy of these filings, excluding any filed exhibits, at no cost by writing or telephoning us at the following address or telephone number:

Allegheny Energy, Inc.
10435 Downsville Pike
Hagerstown, MD  21740-1766
Attention:     Marleen Brooks
               Secretary
Telephone:     (301) 665-2704

         -------------------------------------------

  No person has been authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representation(s). This Prospectus is an offer to sell only the Common Stocks offered hereby, but only in jurisdictions where it is lawful to do so.
         ------------------------------------------
                ABOUT ALLEGHENY ENERGY, INC.
     Allegheny Energy, Inc., incorporated in Maryland in 1925, is a diversified utility holding company. We derive substantially all of our income from the operations of our subsidiaries:


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-    Monongahela Power Company, The Potomac Edison Company
     and West Penn Power Company, which are regulated utility operating companies,
- Allegheny Energy Supply Company, LLC, which is an unregulated generating company, and
- Allegheny Ventures, Inc. which develops and operates telecommunications businesses and energy-related businesses.

     Our executive offices are located at 10435 Downsville
Pike, Hagerstown, MD 21740-1766, and our telephone number is (301) 790-3400.

                          THE PLAN

     The Plan is administered for the participants by us and by the agent (the Agent) we have appointed:

     Mellon Bank, N.A.
     P.O. Box 3338
     South Hackensack, NJ   07606-1938

     Mellon Investor Services, LLC is the transfer agent and registrar for the Common Stock.

1.   ELIGIBILITY

     All holders of record of Common Stock are eligible to participate in the Plan.

2.   PARTICIPATION

     A  stockholder of record may join the Plan at any  time
by   completing  and  signing  an  Authorization  Form   and
returning  it to the Agent.  You may obtain an Authorization
Form by written request to the Agent or to us.

     Participation,  whether for full  or  partial  dividend
reinvestment, will begin with the next quarterly dividend payment, as and when declared, after receipt of the Authorization Form by the Agent, provided it is received at least 20 days prior to the payment date for that dividend (ordinarily the last business day of March, June, September and December). Participants, whether for full or partial dividend reinvestment, will be charged a fee of 3% of the dividend amount to be reinvested, with a maximum of $3.00. The fee will be deducted from the dividend and the balance reinvested. The Authorization Form must be received not less than 10 days prior to the dividend payment date if "Optional Cash Payments Only" is checked. Should the Authorization Form arrive after these deadlines, your participation will be delayed until the next dividend payment.

     Participants who elect "Partial Dividend Reinvestment" may use less than all of the cash dividends payable on shares credited to their accounts to purchase additional shares of Common Stock. You will continue to receive cash dividends in the usual manner on the remaining number of whole and fractional shares.


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     A  participant  desiring  to invest  cash,  other  than
dividends, on any dividend payment date may do so by sending the Agent a check or money order made payable to the Agent, for the amount he wishes to invest, which shall not be less than $50 or more than $10,000. There will be a charge of $3.00 for each optional cash investment, which will be deducted from the optional cash payment prior to the
investment.   Any cash payment received by  the  Agent  more
than  30  days  or  less than 3 business  days  prior  to  a
dividend  payment date may be returned.   We  will  not  pay
interest on cash payments. You should send any optional cash investments to:

     Mellon Investor Services, LLC
     Investment Services
     P.O. Box 382009
     Pittsburgh, PA 15250-8009

     The maximum number of shares that we can sell pursuant to the Plan on any dividend payment date is the number of shares which we would have sold if all dividends paid on that date were invested under the Plan. If on any dividend payment date there are insufficient shares available after investment of participants' dividends to permit investment of all optional cash payments received, shares available for investment with optional cash payments will be allotted among all participants making optional cash payments in proportion to the amounts of their optional cash payments, and we will refund any excess cash remaining without interest.

3.   SAFEKEEPING PROGRAM

     To protect against certificates being lost, misplaced or stolen, Plan participants may deposit their share certificates  with  the  Agent  for  credit  to  their  Plan account. Participants who wish to use the safekeeping feature of the Plan should mail their certificates to Mellon Investor Services, LLC, Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938. You should send certificates by registered mail, accompanied by a completed Authorization Form specifying (i) that the shares are furnished for safekeeping and (ii) dividends on all or a portion of the shares are to be either reinvested pursuant to the Plan or paid in cash.

4.   PURCHASES

     Shares are purchased from us under the Plan on each dividend payment date at the average of the daily high and low sales prices of the Common Stock, as published in The Wall Street Journal report of New York Stock Exchange Composite Transactions, for the period of 10 trading days immediately prior to that date. Instead of issuing new shares, we may have an appropriate number of shares purchased on the open market, with funds provided from participants' cash dividends and optional cash payments. These purchases would occur on the day the dividend payment is made and on the next succeeding three trading days. In that event the price per share to participants will be the average cost of all shares so purchased, excluding any related broker fees or commissions, which we will pay. We will credit participants' accounts with a number of whole and fractional shares determined by dividing the amount to be invested by the purchase price.

5.   REPORTS / STATEMENTS


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     The  Agent  will maintain a separate account  for  each
participant.   Quarterly statements will  be  sent  to  each
participant indicating the status of the participant's share ownership under the Plan, including the amount of dividends reinvested, cash payments invested, the purchase price per share, the number of shares purchased, the number of shares held in the participant's account and the total market value of all shares held by the participant. The total market value appearing in the year to date section of your quarterly statement reflects the closing price on the day prior to the date statements are prepared multiplied by the
total number shares held in the Plan for your account.   You
may request duplicate previous statements by sending a written notice to the Agent. We will charge a transaction
fee   of   $5.00  for  each  duplicate  statement  for   the
immediately preceding calendar year and $20.00 for each duplicate statement for any earlier year.

6.   CERTIFICATES

     A participant may obtain certificates for any number of whole shares credited to his account under the Plan at any time by written request to the Agent. Any remaining full shares and fraction of a share will continue to be credited to the participant's account. Certificates for fractions of shares will not be issued.

7.   FEE SCHEDULE

     Reinvestment  of  quarterly         3%  of  dividend,
     dividend                            maximum $3.00

     Investment of optional cash         $3.00

     Sale  of  stock through the Plan    $15.00  plus
                                         commissions per
                                         transaction

     Duplicate statements                $5.00 for immediately
                                         preceding calendar year

                                         $20.00 for each earlier
                                         year

8.   VOTING RIGHTS

     We will provide each participant with a proxy card for the total number of shares registered in the participant's name and those held by the Agent for the participant's account under the Plan. If the proxy card is returned properly signed and marked for voting, the shares covered will be voted as marked. If a properly signed proxy card is returned without voting instructions, the shares covered will be voted in accordance with the recommendations of Allegheny Energy's management. You also may vote the total number of shares you own in person at any meeting.

9.   STOCK DIVIDENDS, SPLITS AND RIGHTS DISTRIBUTION

     Any  stock dividends of shares resulting from  a  stock
split,  will  be  mailed  to  participants  who  are  record
holders.   Participants for whom the  Agent  is  the  record
holder will have their accounts credited.

     If we distribute to our stockholders separately traded common stock purchase rights (the "Rights"), participants who are registered holders of shares to which the Rights have accrued will be sent the Rights. If a participant's shares are held by the Agent the Rights will be sold by the Agent and the proceeds will be invested in additional shares of Common Stock prior to or with the next regular cash
dividend.   If a participant whose shares are  held  by  the

Agent  wishes to exercise the Rights he must request that  a stock  certificate for such Rights be sent  to  him  by  the
Agent   prior  to  the  date  upon  which  the  Rights   are
distributed.

10.  ASSIGNABILITY

     Participants may not pledge shares held by the Agent under the Plan. A participant who wishes to pledge those shares must request that certificates for such shares be issued to the participant.

11.  PLAN WITHDRAWAL, SALES

     A participant may withdraw from the Plan by sending a written notice of withdrawal to the Agent. The withdrawal will generally be effective upon receipt of written notice. However, if the notice is received during an investment processing period (5 business days before and 5 business days after a dividend payment date) then the withdrawal will be effective immediately after the investment processing period.

     You should send notice of withdrawal from the plan to:

     Mellon Investor Services, LLC
     Investment Services
     P.O. Box 3338
     South Hackensack, NJ   07606-1938

       When a participant withdraws from the Plan, or if we terminate the Plan, we will issue certificates for whole shares credited to the participant's account under the Plan and make a cash payment made for any fraction of a share, unless the participant requests that some or all whole shares be sold.

     If the participant requests that some or all of the shares, both whole and fractional, credited to the participant's account be sold by the Agent, the Agent will sell those shares as soon as practicable following receipt of the request and will send the participant a check for the proceeds, less any brokerage commission and transfer tax, and a transaction fee of $15.00 for each sale of any number of whole shares.

     Full and fractional shares sold may be combined with those of other terminating participants, in which case the proceeds for each participant will be based on the average sale price of all such shares.

     There are no requirements for certification of a participant's request to terminate participation or to authorize the Agent to sell a participant's shares unless a legal transfer, such as transfers involving fiduciaries, is involved. In that case, required certification will vary depending upon governing state law.

12.  MODIFICATION OR TERMINATION


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     We may, upon written notice to all participants,
change, suspend or terminate the Plan at ny time.

13.  TAX EFFECT

     For Federal income tax purposes dividend payments applied to the purchase of new shares are included in taxable income. Cash payments when whole or fractional shares are sold, either upon withdrawal from the Plan or otherwise, may result in gain or loss for tax purposes. The amount of such gain or loss generally will be measured by the difference between the amount received for those shares and the tax basis for those shares.

     You   should  retain  quarterly  statements   to   help
determine  the tax basis of shares acquired under the  Plan.
For   additional   information   or   other   possible   tax
consequences, you should consult your tax advisors.

14.  RESPONSIBILITY

     Except to the extent otherwise required under state and federal securities laws, we and the Agent will not be liable for any act or omission to act done or made in good faith in administering the Plan.

     PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER WE  NOR  THE
     AGENT  CAN  ASSURE  THEM OF A PROFIT  OR  PROTECT  THEM
     AGAINST  A  LOSS ON THE SHARES PURCHASED BY THEM  UNDER
     THE PLAN OR OTHERWISE.

15.  APPLICABLE LAWS AND REGULATIONS

     The Plan will be conducted in accordance with all applicable laws. Our obligation to offer, issue or sell shares of Common Stock is subject (a) to our obtaining all approvals, authorizations and consents which may be required from (i) all regulatory authorities having jurisdiction, including the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, and (ii) any stock exchange on which our Common Stock may then be listed and (b) the price at which shares are being purchased being at least equal to the then par value of the stock being purchased.

     Under Article VI of our Bylaws and Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, directors and officers are entitled to indemnification by us against liability which they may incur in their respective capacities as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                       USE OF PROCEEDS

     The net proceeds from the sale of shares of Common Stock pursuant to the Plan will be added to our general funds and will be used to make capital contributions and advances to our direct and indirect subsidiaries, to acquire notes or stock of such subsidiaries, and to finance other corporate needs. The subsidiaries will use the funds (and revenues from their operations) directly or indirectly to finance their construction programs and for other corporate purposes.
                      THE COMMON STOCK

     The Common Stock is the only class of our capital stock authorized or outstanding. At June 30, 2000, there were 110,436,317 shares outstanding of the 260,000,000 shares authorized to be issued.

     The outstanding shares of Common Stock are, and the additional shares of Common Stock upon issuance will be, fully paid and nonassessable. The following is a brief summary of certain provisions of our charter.

     Dividend Rights: The Board of Directors may declare dividends on Common Stock, payable at such times as it may determine, out of available retained earnings or net income. Supplemental indentures relating to outstanding bonds of subsidiaries contain dividend restrictions, under the most restrictive of which $68,974,000 of consolidated retained earnings at June 30, 2000, is not available for cash dividends on their common stocks. Retained earnings available for dividends on Common Stock amounted to $819,999,000 at June 30, 2000.

     Liquidation Rights: Upon our liquidation the holders of Common Stock are entitled to receive the assets available for distribution to stockholders.

     Voting Rights: The holders of Common Stock are entitled to one vote per share with the right to cumulative voting in elections of directors.

     Preemptive Rights: No holder of Common Stock is entitled as a matter of right to subscribe to any new or additional shares of Common Stock, or any security convertible into Common Stock, unless the same is offered for money other than by a public offering or an offering to or through underwriters or investment bankers who agree promptly to made a public offering.

           SHAREHOLDER PROTECTION RIGHTS AGREEMENT

     Each share of Common Stock has attached it to one right. The right is represented by the same certificate representing the Common Stock (or in the case of uncertificated Common Stock, by the registration of the associated share of Common Stock on our stock transfer books). Until the separation date, the rights will be transferred only with the Common Stock. The rights are not exercisable until after the separation date and are subject to redemption or exchange as described below. The rights have an exercise price of $100 per right, subject to antidilution adjustment. The rights expire at the close of business on March 6, 2010 unless we redeem them earlier.

Holding  unexercised  rights  give  you  no  rights   as   a
stockholder, including, without limitation, the right to vote or to receive dividends.

     Separation Date; Separation of Rights from Common Stock. The rights will separate from our Common Stock upon the earlier of two possible times. The first such time is 10 business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or has the right to acquire, the ownership of 15% or more of the outstanding shares of our Common Stock (the "share acquisition date"). The second possible time is 10 business days (or such later date as determined by our board of directors prior to any person becoming an acquiring person) (the "Flip-In Date") following the commencement of a tender or exchange offer which would result in a person or group owning 15% or more of our outstanding shares of Common Stock.

     Exercise of Rights. If any person or group becomes an acquiring person, we will provide that each holder of a right, other than rights beneficially owned by the acquiring person (which will be null and void), will have the right to receive upon exercise of the right at the current exercise price, a number of shares of our Common Stock having a market value of two times the exercise price of the right. In the event that we are acquired in a merger or other business combination transaction in which the acquiring person is treated differently from other stockholders, or is a party to the transaction, or 50% or more of our consolidated assets or earning power are sold after a person or group has become an acquiring person, we will provide that each holder of a right will have the right to receive, upon exercise of the right at the current exercise price, a number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

     Redemption or Exchange of Rights. At any time prior to the tenth day after a share acquisition date, we may redeem the rights in whole, but not in part, at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors may establish in its sole discretion. At any time after a Flip-In Date and prior to an acquiring person beneficially owns more than 50% of our outstanding Common Stock, we may exchange the rights, other than rights beneficially owned by the acquiring person (which will be null and void), for shares of Common Stock at the rate of one share per right, subject to antidilution adjustment.

     Anti-takeover Effects. The rights will not prevent a takeover of us. However, the rights may cause substantial dilution of shareholder voting strength to a person or group that acquires 15% or more of our Common Stock unless the rights are first redeemed. The rights should not interfere with a transaction that is in the best interests of us and our stockholders because the rights can be redeemed on or prior to the Flip-In Date, before the consummation of the transaction.

                           EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of that firm as experts in auditing and accounting.


                VALIDITY OF THE COMMON STOCK

  The  validity of the Common Stock offered hereby is  being passed upon by Sullivan & Cromwell, 125 Broad Street,  New
  York, New York 10004.
                    ____________________